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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Dailey Petroleum Services Corp. on Form S-8 (File No. 333-10747) of our report dated April 2, 1997, on our audits of the consolidated financial statements of Air Drilling International, Inc. and subsidiaries as of December 31, 1996 and 1995 and for the year ended December 31, 1996 and for the period from May 19, 1995 (inception) to December 31, 1995, and of our report dated July 25, 1995, on our audits of the combined financial statements of Air Drilling Services, Inc., Canadian Air Drilling Services Ltd., Specialty Testing & Consulting Ltd. and Global Air Drilling Services Ltd. as of May 18, 1995 and for the period from January 1, 1995 through May 18, 1995, which reports are included in this Form 8-K/A.


COOPERS & LYBRAND L.L.P.

Denver, Colorado
August 28, 1997